Trans Financial Bancorp, Inc.
        Supplemental Consolidated Finaincial Statements
               December 31, 1993 and 1992

              Independent Auditors' Report




The Board of Directors and Shareholders
Trans Financial Bancorp, Inc.:

We have audited the accompanying supplemental consolidated balance sheets of Trans Financial Bancorp, Inc. and subsidiaries as of December 31, 1993 and 1992, and the related supplemental consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year
period   then   ended.   These  supplemental consolidated  financial statements
are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits. We did not audit the financial statements of certain consolidated companies whose statements reflect total assets constituting 16 percent and 9 percent and total revenues constituting 17 percent and 9 percent in 1993 and 1992, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for these companies, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

The supplemental consolidated financial statements give retroactive effect to the merger of Trans Financial Bancorp, Inc. with Kentucky Community Bancorp, Inc. on February 15, 1994, Peoples Financial Services, Inc. on April 22, 1994, and FGC Holding Company on August 31, 1994, all of which have been accounted for as poolings of interest as described in Note 3 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to consummated business combinations accounted for by the pooling-of-interests method in financial statements that do not include the dates of consummation. However, they will become the historical consolidated financial statements of Trans Financial Bancorp, Inc. and subsidiaries after financial statements covering the dates of consummation of the business combinations are issued.

In our opinion, based on our audits and reports of the other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Trans Financial Bancorp, Inc. and subsidiaries as of December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1993, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the dates of consummation of the business combinations.

As discussed in Note 1 to the supplemental consolidated financial statements, in 1993 the Company adopted the provisions of the Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 109, "Accounting for Income Taxes" and No. 115, "Accounting for Certain Investments in Debt and Equity Securities."


                              KPMG PEAT MARWICK LLP
Louisville, Kentucky
January 25, 1994,
  except for Note 3,
  which is as of
  December 2, 1994

 Trans Financial Bancorp, Inc.
 Supplemental Consolidated Balance Sheets
 December 31 - In thousands, except share data
                                                            1993           1992
 Assets
 Cash and due from banks                                 $68,533        $65,230
 Interest-bearing deposits with banks                        447          8,462
 Federal funds sold and
    resale agreements                                     32,778         67,678
 Mortgage loans held for sale                             45,178         24,997
 Securities available for sale (amortized
    cost of $238,861 as of December 31, 1993;
    and market value of $53,298 as of
    December 31, 1992)                                   240,036         51,925
 Securities held to maturity (market
    value of $148,931 as of December 31, 1993;
    and $331,697 as of December 31, 1992)                145,612        326,218
 Loans, net of unearned income                         1,006,796        780,846
 Less allowance for loan losses                           12,505          9,596
    Net loans                                            994,291        771,250
 Premises and equipment, net                              33,393         27,422
 Other assets                                             37,185         37,444
    Total assets                                      $1,597,453     $1,380,626

 Liabilities and Shareholders' Equity
 Deposits:
    Non-interest bearing                                $169,828       $143,380
    Interest bearing                                   1,206,399      1,078,670
    Total deposits                                     1,376,227      1,222,050
 Fed funds purchased and
    repurchase agreements                                 29,704         26,993
 Other short-term borrowings                              15,000            600
 Long-term debt                                           54,217         21,957
 Other liabilities                                        10,269          9,620
    Total liabilities                                  1,485,417      1,281,220
 Shareholders' equity:
    Preferred stock                                        1,010          1,010
    Common stock, no par value. Authorized
       25,000,000 shares; issued and
       outstanding 11,149,722 and
       8,191,520 shares, respectively                     20,906         20,479
    Additional paid-in capital                            42,256         40,913
    Retained earnings                                     51,006         41,039
    Unrealized net gain (loss) on
       securities available for sale,
       net of tax                                            719              -
    Unrealized loss on marketable
       equity securities                                       -          (163)
    Employee Stock Ownership Plan shares
       purchased with debt                               (3,861)        (3,872)
    Total shareholders' equity                           112,036         99,406
    Total liabilities and shareholders' equity        $1,597,453     $1,380,626

 See accompanying notes to supplemental consolidated financial statements.

 Trans Financial Bancorp, Inc.
 Supplemental Consolidated Statements of Income
 Years Ended December 31
 In thousands, except per share data              1993         1992        1991

 Interest income
   Loans, including fees                       $78,812      $68,683     $59,046
   Federal funds sold and resale
     agreements                                    976          867       1,399
   U.S. Treasury and Federal agencies           19,856       22,737      16,670
   State and municipal obligations               2,211        1,941       2,039
   Other securities                                844          809         310
   Interest-bearing deposits with banks            120          306         263
   Total interest income                       102,819       95,343      79,727
 Interest expense
   Deposits                                     41,486       44,745      43,920
   Federal funds purchased
     and repurchase agreements                     673          982         704
   Long-term debt and other
     borrowings                                  2,091        1,036       2,195
   Total interest expense                       44,250       46,763      46,819
 Net interest income                            58,569       48,580      32,908
   Provision for loan losses                     2,794        2,618       2,242
 Net interest income after
   provision for loan losses                    55,775       45,962      30,666
 Non-interest income
   Service charges on deposit accounts           6,351        4,954       4,232
   Loan servicing fees                           2,183        1,519         412
   Gains on sales of securities, net             1,149          890         204
   Gains (losses) on sales of mortgage
     loans held for sale, net                      949        1,366         691
   Trust services                                1,133          943         854
   Brokerage fees                                  849          644         338
   Other                                         4,418        3,477       2,506
   Total non-interest income                    17,032       13,793       9,237
 Non-interest expenses
   Compensation and benefits                    23,218       17,838      13,345
   Net occupancy expense                         4,071        3,012       2,264
   Furniture and equipment expense               4,243        3,205       2,238
   Deposit insurance                             2,778        2,365       1,563
   Professional fees                             2,418        1,749       1,287
   Postage, printing & supplies                  2,957        2,327       1,708
   Communications                                1,024          690         397
   Other                                        12,121        8,704       6,426
   Total non-interest expenses                  52,830       39,890      29,228
 Income before income taxes and
   cumulative effect of change
   in accounting principle                      19,977       19,865      10,675
 Income tax expense                              6,223        6,400       3,083
 Income before cumulative effect
   of change in accounting principle            13,754       13,465       7,592
 Cumulative effect of change in
   accounting principle                            296            -           -
 Net income                                    $14,050      $13,465      $7,592
 Net income applicable
   to common stock                             $13,969      $13,328      $7,198
 Primary earnings per share                      $1.24        $1.25       $1.03
 Fully-diluted earnings per share                $1.24        $1.25       $0.99

 See accompanying notes to consolidated financial statements.

 Trans Financial Bancorp, Inc.
 Supplemental Consolidated Statements of Changes in Shareholders' Equity (In thousands, except share and per share data)

                              Preferred Stock       Common Stock
                                                                    Additional
                              Number               Number             Paid-in
                            of shares   Amount    of shares  Amount   Capital

 Balance, December 31, 1990,
  as previously reported        39,758   $6,787   1,557,320  $5,187      $5,838
 Adjustments for acquisitions accounted
  for as using the pooling-of-interests
  method of accounting (Note 3):
   KCB                              15        8     766,670   2,556       (400)
   PFS                                              635,927   2,120       3,019
   FGC                           1,010    1,010     590,625   1,969       (469)
 Balance, December 31, 1990,
  as restated                   40,783   $7,805   3,550,542  $11,832      $7,988

 Net income for the year
 Cash dividends declared:
  Common stock, $.36 per share
  Preferred stock
 Redemption of preferred stock:
  Class A, 1988 Series        (25,000)  (2,500)
  Class A, 1990 Series           (667)  (2,001)
  Other                           (21)      (5)
 Common stock issued in public offering             931,564   3,093       9,361
 Conversion of debentures                            73,201     213         706
 Four-for-three stock split                       1,503,816
 Retire treasury stock             (8)      (4)                               4
 Reissue treasury stock                                 530       1           2
 Decrease in unrealized loss
  on marketable equity securities
 ESOP debt reduction                 -        -           -       -           -

 Balance, December 31,          15,087   $3,295   6,059,653  $15,139     $18,061
1991

 Net income for the year
 Cash dividends declared:
  Common stock, $.44 per share
  Preferred stock
 Redemption of preferred stock:
  Class A, 1990 Series           (333)    (999)
  Other                       (13,744)  (1,286)
 Common stock issued in public offering           1,265,000   3,172      13,944
 Common stock issued in connection
  with business combination accounted
  for as a purchase                                 412,389   1,031       4,984
 Stock options exercised                              1,914       5          15
 Common stock issued in connection
  with dividend reinvestment and stock
  purchase plans and other issuances                 37,102      93         498
 Conversion of debentures                           415,462   1,039       3,411
 Increase in unrealized loss
  on marketable equity securities
 ESOP shares purchased               -        -           -       -           -
with debt

 Balance, December 31,           1,010   $1,010   8,191,520  $20,479     $40,913
1992

 Net income for the year
 Cash dividends declared:
  Common stock, $.51 per share
  Preferred stock
 Stock options exercised                              8,577      16          36
 Common stock issued in connection
  with dividend reinvestment and stock
  purchase plans and other issuances                 47,613      89         738
 Four-for-three stock split                       2,730,025                  (6)
 Common stock issued in public offering             171,738     322         572
 Decrease in unrealized loss
  on marketable equity securities
 Net unrealized gain on securities
  available for sale, net of tax
 ESOP debt reduction
 Reissue treasury stock              -        -         249       -           3

 Balance, December 31,           1,010   $1,010  11,149,722  $20,906     $42,256
1993

See accompanying notes to consolidated financial statements.

Trans Financial Bancorp, Inc.
Supplemental Consolidated Statements of Changes in Shareholders' Equity (Continued)
(In thousands, except share                      Unrealized   Employee
 and per share data)                Unrealized    Net Gain     Stock
                                      Loss on    (Loss) on   Ownership
                                    Marketable   Securities Plan Shares
                           Retained   Equity     Available   Purchased
                           Earnings Securities    for Sale   With Debt   Total

 Balance, December 31, 1990,
   as previously reported   $12,315      $(676)        $-    $(1,405)  $28,046
 Adjustments for acquisitions accounted
   for as using the pooling-of-interests
   method of accounting (Note 3):
     KCB                      7,650        (91)           -           -   9,723
     PFS                      2,201           -           -           -   7,340
     FGC                      3,179           -           -           -   5,689
 Balance, December 31, 1990,
   as restated              $25,345      $(767)        $-    $(1,405)  $50,798

 Net income for the year      7,592
                                                                          7,592
 Cash dividends declared:
   Common stock, $.36 per
     share                  (1,502)                                      (1,502)
   Preferred stock            (394)                                        (394)
 Redemption of preferred stock:
   Class A, 1988 Series                                                  (2,500)
   Class A, 1990 Series                                                  (2,001)
   Other                                                                     (5)
 Common stock issued in public offering                                  12,454
 Conversion of debentures                                                   919
 Four-for-three stock split                                                    -
 Retire treasury stock                                                         -
 Reissue treasury stock                                                        3
 Decrease in unrealized loss              606                               606
   on marketable equity securities
 ESOP debt reduction              -           -           -         200     200

 Balance, December 31, 1991 $31,041      $(161)          $-    $(1,205)  $66,170

 Net income for the year     13,465                                       13,465
 Cash dividends declared:
   Common stock, $.44
     per share              (3,330)                                      (3,330)
   Preferred stock            (137)                                        (137)
 Redemption of preferred stock:
   Class A, 1990 Series                                                    (999)
   Other                                                                 (1,286)
 Common stock issued in public offering                                  17,116
 Common stock issued in connection
   with business combination accounted
   for as a purchase                                                      6,015
 Stock options exercised                                                     20
 Common stock issued in connection
   with dividend reinvestment and stock
   purchase plans and other issuances                                       591
 Conversion of debentures                                                 4,450
 Increase in unrealized loss
   on marketable equity securities          (2)                             (2)
 ESOP shares purchased with debt              -           -     (2,667)  (2,667)

 Balance, December 31, 1992 $41,039      $(163)          $-    $(3,872)  $99,406

 Net income for the year     14,050                                       14,050
 Cash dividends declared:
   Common stock, $.51 per     (4,002)                                    (4,002)
   Preferred stock             (81)                                         (81)
 Stock options exercised                                                     52
 Common stock issued in connection
   with dividend reinvestment and stock
   purchase plans and other issuances                                        827
 Four-for-three stock split                                                 (6)
 Common stock issued in public offering                                      894
 Decrease in unrealized loss
   on marketable equity securities          163                              163
 Net unrealized gain on securities
   available for sale, net of tax                       719                  719
 ESOP debt reduction                                               11         11
 Reissue treasury stock           -           -           -         -          3

 Balance, December 31, 1993  $51,006          $-        $719   $(3,861) $112,036

See accompanying notes to consolidated financial statements.

 Trans Financial Bancorp, Inc.
 Supplemental Consolidated Statements of Cash Flows
 Years Ended December 31
 In thousands, except per share data                                   1993       1992       1991

 Cash flows from operating activities:
 Net income                                                         $14,050    $13,465     $7,592
 Adjustments to reconcile net income to cash
   provided by operating activities:
     Provision for loan losses                                        2,794      2,618      2,242
     Deferred tax expense                                             (522)      (152)       (58)
     Gains on sales of securities:
       Available for sale                                           (1,149)          -          -
       Held to maturity                                                   -      (890)      (204)
     Gains on sales of mortgage loans                                 (949)    (1,366)      (691)
     Loss (gain) on sale of premises and equipment                       14       (12)       (32)
     Depreciation and amortization of fixed assets                    3,466      2,582      1,863
     Amortization of intangible assets                                  952        688        660
     Amortization of premium (accretion of discount)
       on securities and loans, net                                   2,090        668      (336)
 Decrease (increase) in accrued interest receivable                 (1,370)    (1,118)      (162)
 Decrease (increase) in other assets                                  2,303      2,776       (69)
 Increase (decrease) in accrued interest payable                      (449)      (244)    (1,004)
 Increase (decrease) in other liabilities                           (2,331)    (3,703)      1,325
 Decrease (increase) in mortgage loans held for sale               (19,232)      4,538    (4,389)
   Net cash provided by (used in) operating activities                (333)     19,850      6,737

 Cash flows from investing activities:
 Net decrease (increase) in interest-bearing deposits
   with banks                                                         8,460     13,658      4,409
 Net decrease (increase) in federal funds sold
   and resale agreements                                             36,888   (44,384)     19,905
 Proceeds from sales of securities:
   Available for sale                                                23,787      8,226         38
   Held to maturity                                                       -     47,928      9,561
 Proceeds from prepayment and call of securities:
   Available for sale                                                 3,872          -          -
   Held to maturity                                                 111,270     75,937     21,641
 Proceeds from maturities of securities:
   Available for sale                                                12,920          -          -
   Held to maturity                                                  44,854     37,990     51,142
 Purchases of securities:
   Available for sale                                              (49,965)    (2,522)       (17)
   Held to maturity                                                (94,514)   (196,896)  (165,911)
 Net increase in loans                                            (117,798)    (56,540)   (20,329)
 Proceeds from sales of foreclosed assets                             2,949      1,302      2,628
 Purchases of premises and equipment                                (5,423)    (6,625)    (4,338)
 Proceeds from disposals of premises and equipment                      112        635        319
 Net cash and cash equivalents inflow (outflow)
   from acquisitions (note 4)                                       (7,996)     39,835     64,706
   Net cash provided by (used in) investing activities             (30,584)   (81,456)
                                                                                         (16,246)

 Cash flows from financing activities:
 Net increase (decrease) in deposits                                (9,707)     56,708     30,899
 Net increase (decrease) in federal funds purchased
   and repurchase agreements                                          (431)      4,111      3,359
 Net increase (decrease) in other short-term borrowings              14,400    (1,987)    (1,354)
 Proceeds from issuance of long-term debt                            36,603     11,938      3,496
 Repayment of long-term debt                                        (4,332)    (6,121)    (13,077)
 Proceeds from issuance of common stock                               1,770     17,727     12,461
 Redemption of preferred stock                                            -    (2,285)    (4,510)
 Dividends paid                                                     (4,083)    (3,467)    (1,896)
   Net cash provided by (used in) financing activities               34,220     76,624     29,378
 Net increase in cash and cash equivalents                            3,303     15,018     19,869
 Cash and cash equivalents at beginning of year                      65,230     50,212     30,339
 Cash and cash equivalents at end of year (note 2)                  $68,533    $65,230    $50,208


 See accompanying notes to consolidated financial statements.

Notes to Supplemental Consolidated Financial Statements
(1) Summary of Significant Accounting Policies
The supplemental consolidated financial statements have been prepared in conformity with generally accepted accounting principles, except as described in the following paragraph. A description of the more significant accounting policies follows.
  Basis of Presentation
   The supplemental consolidated financial statements give retroactive effect to the merger of Trans Financial Bancorp, Inc. ("the company") with Kentucky Community Bancorp, Inc. on February 15, 1994, Peoples Financial Services, Inc. on April 22, 1994, and FGC Holding Company on August 31, 1994 all of which have been accounted for as pooling of interests as described in Note 3 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to consummated business combinations accounted for by the pooling-of-interests method in financial statements that do not include the dates of consummation. However, they will become the historical consolidated financial statements the company after financial statements covering the dates of consummation of the business combinations are issued.
  Principles of Consolidation
   The supplemental consolidated financial statements include the accounts of Trans Financial Bancorp, Inc. and its wholly-owned subsidiaries, Trans Financial Bank, National Association and Trans Financial Bank, Pikeville, Kentucky ("the banks"), Trans Financial Bank of Tennessee, FSB and Trans Financial Bank, Federal Savings Bank ("the savings banks"). Also, see Note 3. Significant intercompany transactions and accounts have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform with 1993 presentations.
  Securities
   Effective  December  31,  1993, the company adopted  Statement  of  Financial
Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. Accordingly, all debt securities in which the company does not have the ability or management does not have the positive intent to hold to maturity are classified as securities available for sale and are carried at market value. All equity securities are classified as available for sale at December 31, 1993. Unrealized gains and losses on securities available for sale are reported as a separate component of shareholders' equity (net of income taxes) beginning December 31, 1993. Securities classified as available for sale prior to December 31, 1993, are reported at the lower of aggregate cost or market value. Securities classified as held to maturity are carried at amortized cost. The company has no securities classified as trading securities.
   Amortization of premiums and accretion of discounts are recorded by a method which approximates a level yield and which, in the case of mortgage-backed securities, considers prepayment risk. The specific identification method is used to determine the cost of securities sold.
  Loans
   Loans are stated at the unpaid principal balance. Interest income on loans is recorded on the accrual basis except for those loans in a nonaccrual income status. Loans are placed in nonaccrual status when, in the opinion of management, the prospects for recovering principal or interest is considered doubtful. Unearned income, arising principally from consumer installment loans or the deferral of certain loan fees, is recognized as income using a method that approximates the interest method.
  Mortgage Loans Held for Sale
   Mortgage loans held for sale are carried at the lower of aggregate cost or market value, as determined by outstanding loan commitments from investors or current yield requirements.
  Allowance for Loan Losses
   The allowance for loan losses is maintained at a level that adequately provides for estimated losses in the loan portfolio. The level of the allowance is based on an evaluation of the loan portfolio which includes reviews of individual credits, consideration of past loan loss experience, loan delinquency trends, changes in the composition of the loan portfolio and the impact of current economic conditions. The allowance for loan losses is increased by the provision for loan losses and reduced by net charge-offs. The level of the allowance and the amount of the provision for loan losses involve uncertainties and matters of judgment and therefore, cannot be determined with precision.
  Premises and Equipment
   Premises and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation of premises and equipment is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the term of the related lease or over the useful life of the improvements, whichever is shorter. Leasing commitments are insignificant.
  Gain or Loss on Sale of Mortgage Loans Held for Sale
   The company sells mortgage loans held for sale for cash proceeds equal to the principal amount of loans sold plus or minus market gains or losses. Gain or loss is recorded at the time of sale in an amount reflecting the difference between the contractual interest rates of the loans sold and the current market rate.
  Purchased Mortgage Servicing Rights and Excess Service Fees
   The cost of purchased mortgage loan servicing rights ("PMSR's") ($3,050,000 and $2,454,000 at December 31, 1993 and 1992, respectively, net of accumulated amortization) is amortized against service fee income in proportion to, and over the period of, estimated net servicing revenues.
   The carrying value of PMSR's and the related amortization are periodically evaluated using a discounted valuation method, in relation to estimated future net servicing revenues. The company evaluates the carrying value of the PMSR's by estimating the future net servicing income of the rights based on management's best estimate of remaining loan lives.
   The normal agency (GNMA, FNMA or FHLMC) servicing fee is used in the capitalization of any excess service fees. When participating interests in loans sold have an average contractual interest rate, as adjusted for normal servicing costs, which differs from the agreed yield to the purchaser, gains or losses are recognized equal to the present value of such differential over the estimated remaining life of such loans. Amortization of capitalized excess servicing fees is reflected as a reduction of loan servicing income using the interest method over the estimated remaining life of such loans, adjusted for actual prepayments.
  Other Assets
   Included in other assets is real estate acquired in settlement of loans and loans classified as in-substance foreclosure, which are carried at the lower of cost or fair value less estimated selling costs. The excess of cost over fair value less estimated costs to sell at the time of foreclosure is charged to the allowance for loan losses. Provisions for subsequent declines in fair value are included in other non-interest expense. Other costs relating to holding real estate acquired in settlement of loans and in-substance foreclosures are charged to other non-interest expense as incurred. Costs related to real estate in the process of development are capitalized.
  Income Taxes
   The company adopted as of January 1, 1993, Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under this statement, a current or deferred income tax liability is recognized, subject to certain limitations, for the current or deferred tax consequences of all events that have been recognized in the financial statements. The deferred income tax liability or asset is measured by the provisions of enacted tax laws. Income taxes for prior years were determined in accordance with Accounting Principles Board Opinion No.
11. The cumulative effect of this change in accounting principle, determined as of January 1, 1993, is reported separately in the consolidated statement of income for the year ended December 31, 1993.
  Earnings Per Common Share
   Primary earnings per share is computed by dividing net income applicable to common stock by the weighted average number of shares of common stock outstanding during the period. Fully diluted earnings per share is computed based on the weighted average number of shares of common stock outstanding during the period, assuming conversion, for 1991, of the convertible subordinated capital debentures into common stock and giving effect to the elimination from net income of interest expense related to the debentures (net of income tax effects). Net income for both calculations is reduced for dividends on preferred stock.
   On December 18, 1992 and December 16, 1991, the company's Board of Directors authorized 4-for-3 stock splits. All per share information gives effect to the stock splits. The weighted average number of shares outstanding after giving effect to these stock splits were as follows:

In thousands                        1993      1992      1991
Primary                           11,245    10,633     7,004
Fully diluted                     11,245    10,633     7,648


(2) Statement of Cash Flows
 For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks.
  The following summarizes supplemental cash flow data for the years ended December 31, 1993, 1992 and 1991:

In thousands                        1993      1992      1991
Cash paid for interest           $44,309   $47,225   $47,865
Cash paid for income taxes         7,163     6,609     2,587

Certain non-cash investing and financing transactions are summarized as follows. See note 4 which summarizes assets and liabilities associated with acquisitions:

 Conversion of debentures         $    -    $4,450    $  919
 Issuance of stock in business
   combination                         -     6,015         -
 Change in unrealized loss on
   marketable equity securities        -       (2)       606
 Unrealized gain on securities
   available for sale, net of tax    882         -         -
 Debt transactions of Employee Stock
   Ownership Plan (net)               11     2,667       200
 Loans transferred to other real
   estate and in-substance
   foreclosure                     1,019     4,834     3,241
 Other assets transferred
   to loans                          274         -         -
 Investment securities transferred
   to securities available
   for sale                      178,889    53,900     1,500

(3) Business Combinations Consummated After December 31, 1993
  On February 15, 1994, Trans Financial merged with Kentucky Community Bancorp, Inc. ("KCB") of Maysville, Kentucky, the holding company for The State National Bank, Peoples First Bank, and Farmers Liberty Bank, with combined assets of approximately $175 million. Under the terms of the merger the shares of KCB common stock outstanding were converted into 1,374,962 shares of common stock of the company.
  On April 22, 1994, Trans Financial merged with Peoples Financial Services, Inc. ("PFS") of Cookeville, Tennessee, the holding company for Peoples Bank and Trust of the Cumberlands and Citizens Federal Savings Bank, with combined assets of approximately $120 million. Under the terms of the merger, the shares of PFS common stock were converted into 1,302,254 shares of common stock of the company.
  On August 31, 1994, Trans Financial merged with FGC Holding Company ("FGC"), of Martin, Kentucky, the holding company for First Guaranty National Bank, with approximately $125 million in assets. Under the terms of the merger, the shares of FGC common stock were converted into 1,050,000 shares of common stock of the company and the shares of FGC preferred stock were retired.
  The supplemental consolidated financial statements of the company give effect to these three mergers, which have been accounted for as poolings of interests. Accordingly, financial statements for current and prior periods have been restated to reflect the results of operations of these companies on a combined basis from the earliest period presented, except for dividends per share. Certain reclassifications of the historical results of these companies have been made to conform to the current presentation. There were no material intercompany transactions and no material differences in accounting policies and procedures. The company's consolidated financial data for the years ended December 31, 1993, 1992 and 1991 have been restated as follows:

In thousands, except per share data
Year ended December 31, 1993
                              Trans
                          Financial       KCB       PFS       FGC  Restated
Net interest income         $40,586    $7,240    $5,230    $5,513   $58,569
Provision for loan losses     1,662       441       241       450     2,794
Net income                    9,316       964     1,847     1,923    14,050
Fully diluted earnings
  per common share            $1.24                                   $1.24

Year ended December 31, 1992
Net interest income         $31,396    $7,202    $4,762    $5,220   $48,580
Provision for loan losses     1,216       838       264       300     2,618
Net income                    9,060     1,349     1,229     1,827    13,465
Fully diluted earnings
  per common share            $1.30                                   $1.25

Year ended December 31, 1991
Net interest income         $18,733    $6,482    $3,466    $4,227   $32,908
Provision for loan losses       750       772       470       250     2,242
Net income                    4,540     1,065       576     1,411     7,592
Fully diluted earnings
  per common share            $1.17                                    $.99


(4) Business Combinations Consummated Through December 31, 1993
On July 6, 1993, the company acquired all of the outstanding stock of Trans Kentucky Bancorp, Inc., the holding company for The Citizens Bank of Pikeville, now Trans Financial Bank. The aggregate costs, including consideration and acquisition costs were $18.778 million. The excess of the costs over the fair value of net assets acquired of $117,000 was recorded as goodwill.
  This acquisition has been accounted for under the purchase method and, accordingly, the results of operations and cash flows of this entity have been included in the consolidated financial statements since the date of acquisition.
 The aggregate fair value of net assets acquired included the following:

In thousands
Cash and due from banks                       $  10,784
Interest bearing deposits                           445
Federal funds sold                                1,988
Securities                                       60,544
Net loans                                       107,571
Premises and equipment                            4,140
Other assets                                      3,255
Deposits                                      (163,885)
Other borrowings                                (3,142)
Other liabilities                               (3,039)
 Net assets acquired                          $  18,661

  Following is a presentation of pro forma financial information of the company for the years ended December 31, 1993 and 1992, assuming this acquisition had occurred on January 1, 1992. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the entities been combined throughout those periods.

 In thousands, except per share data     1993           1992
Net interest income
  after provision for loan losses     $58,714        $52,446
Net income                             14,592         13,974
Earnings per common share               $1.29          $1.30

   On February 1, 1993, PFS sold 31,225 shares (equivalent to 171,738 shares of common stock of the company, based on the exchange ratio) of newly-issued common stock in connection with its acquisition of Citizens Federal Savings Bank,
Rockwood, Tennessee, ("Citizens") pursuant to a definitive agreement entered into by PFS and Citizens in May, 1992. In connection with the acquisition, PFS and Citizens adopted a Plan of Conversion/Acquisition ("Plan") whereby Citizens was converted from a federally-chartered mutual institution to a federally-chartered stock institution. Pursuant to the Plan, shares of capital stock of PFS were offered initially for subscriptions to eligible members of Citizens and to certain other persons as of specified dates and subject to various subscription priorities as provided by the Plan. The capital stock was offered at a price determined by PFS' Board of Directors based upon an appraisal made by an independent appraisal firm. The offering raised gross proceeds of approximately $1,405,000, all of which was used in the acquisition of Citizens. PFS incurred costs of $511,000 associated with the offering. All costs incurred associated with the sale of stock and acquisition were deducted from the proceeds of the sale of stock. The transaction was accounted for as a pooling of interests and, accordingly, all financial data has been restated as if the entities were combined for all periods presented.
   On  March  26,  1992,  the  company acquired First Federal  Savings  Bank  of
Tennessee and its wholly-owned subsidiaries, now Trans Financial Bank of Tennessee, FSB, for cash and common stock of the company. The aggregate costs, including consideration and acquisition costs, were $11.270 million. The 412,389 shares of common stock issued were valued at $6.0 million. The excess of costs over the fair value of net assets acquired of $17,000 was recorded as goodwill.
  On March 27, 1992, the company acquired Maury Federal Savings Bank for cash of $10.989 million. Aggregate consideration and acquisition costs totaled $11.110 million. The excess of the fair value of net assets over costs (negative goodwill) of $468,000 was allocated to reduce the values assigned to premises and equipment. On November 27, 1992, this entity was merged with Trans Financial Bank of Tennessee, FSB.
   These two acquisitions have been accounted for under the purchase method and, accordingly, the results of operations and cash flows of these two entities have been included in the consolidated financial statements since the dates of acquisition.
   On August 7, 1992, the company acquired five middle Tennessee branches of Heritage Federal Bank for Savings. In this transaction the company's wholly-owned subsidiary, Trans Financial Bank of Tennessee, FSB, assumed approximately $55 million in deposits, acquired approximately $2.3 million in premises and equipment, and received approximately $52 million in cash, net of a $.8 million premium.
   On December 31, 1992, the company merged with Dawson Springs Bancorp, Inc. ("DSB"), the holding company for Kentucky State Bank and Commercial Bank of Dawson. Under the terms of the merger all shares of DSB common stock outstanding were converted into 560,088 shares of Trans Financial Bancorp, Inc. common stock. The transaction was accounted for as a pooling of interests and, accordingly, all financial data has been restated as if the entities were combined for all periods presented. On December 31, 1992 these banks were merged into Trans Financial Bank, N.A.
   On August 30, 1991, in connection with the company's acquisition from the Resolution Trust Company ("RTC") of certain deposits and assets of Future Federal Savings Bank, Louisville, Kentucky, the Bank assumed approximately $75.9 million in deposits, acquired approximately $11 million in consumer loans and received approximately $64.3 million in cash (net of a premium of $1.0 million paid to the RTC), all related to the Glasgow and Tompkinsville, Kentucky branches of Future Federal Savings Bank.
   On May 31, 1991, Peoples Bank and Trust of the Cumberlands ("Peoples") acquired and assumed from the RTC certain assets and liabilities of the former Tennessee Federal Savings Bank, Bartlett, Tennessee ("TFSB") for $414,000. The aggregate amount of liabilities assumed approximated $18,788,000 and the assets acquired approximated $15,886,000, including $11,450,000 of net loans. Also acquired was $2,829,000 in cash equivalents and $1,575,000 in federal funds sold. As part of the purchase and assumption agreement with the RTC, Peoples' excess in the fair value of liabilities assumed from the RTC over the fair value of assets acquired is funded by the RTC. Peoples recorded a receivable of $2,508,000 at December 31, 1991 due from the RTC to recognize the net liabilities assumed and other miscellaneous items due from the RTC. Since the RTC paid cash to Peoples for the difference between the fair value of liabilities and assets, no goodwill was recorded in connection with this acquisition. The discount recorded on the loans acquired amounted to $2,053,000. The discount is being accreted to yield a constant rate over the expected life of the loans acquired. The amount due from the RTC was received in 1992 and included $400,000 as consideration for a settlement and release agreement between the RTC and Peoples with respect to the purchase and assumption agreement.
  This acquisition has been accounted for under the purchase method and, accordingly, the results of operations and cash flows related to these assets and liabilities have been included in the consolidated financial statements since the date of acquisition.
   Intangibles (goodwill and deposit base premium) from the above transactions, as well as acquisitions consummated in 1990 and 1985, are being amortized over periods ranging from ten to twenty years using straight-line and accelerated methods and had a combined unamortized balance of $8,373,000 and $7,601,000 at December 31, 1993 and 1992, respectively.

(5) Cash and Due from Banks
Regulatory authorities require the company's subsidiaries to maintain reserve balances on customer deposits. The amounts of required reserves totaled approximately $18,972,000 at December 31, 1993, and $17,866,000 at December 31, 1992.


(6) Securities
Effective  December  31,  1993,  the  company  adopted  Statement  of  Financial
Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. Accordingly, all debt securities in which the company does not have the ability or management does not have the positive intent to hold to maturity are classified as securities available for sale and are carried at market value. All equity securities are classified as available for sale at December 31, 1993. In conjunction with the adoption of Statement 115, $171.7 million of investment securities were transferred to securities available for sale. Unrealized gains and losses on securities available for sale are reported as a separate component of shareholders' equity (net of tax) beginning December 31, 1993. Securities available for sale at December 31, 1992, are carried at the lower of aggregate cost or market value.
 The following summarizes securities available for sale at December 31, 1993 and 1992.

                                      Amortized     Unrealized        Market
 December 31, 1993 (In thousands)       Cost      Gains    Losses     Value
 U.S.Treasury and Federal agencies     $123,023    $1,109    $454      $123,678
 Collateralized mortgage obligations
   and mortgage-backed securities       104,633     1,086     446       105,273
 Equity securities                       11,205        41     161        11,085
 Total securities available for sale   $238,861    $2,236   $1,061      $240,036

                                      Amortized     Unrealized        Market
 December 31, 1992 (In thousands)       Cost      Gains    Losses     Value
 U.S.Treasury and Federal agencies      $51,925    $1,386     $13       $53,298
 Total securities available for sale    $51,925    $1,386     $13       $53,298


 The amortized cost and approximate market values of securities held to maturity as of December 31, 1993 and 1992, follows:

                                      Amortized     Unrealized        Market
 December 31, 1993 (In thousands)       Cost      Gains    Losses     Value
 U.S.Treasury and Federal agencies      $51,759      $565    $114       $52,210
 Collateralized mortgage obligations
   and mortgage-backed securities        45,660     1,121      76        46,705
 State and municipal obligations         42,162     1,946     208        43,900
 Corporate debt securities                6,031       104      19         6,116
   Total securities held to maturity   $145,612    $3,736    $417      $148,931

                                      Amortized     Unrealized        Market
 December 31, 1992 (In thousands)       Cost      Gains    Losses     Value
 U.S.Treasury and Federal agencies      $66,525    $1,195    $205       $67,515
 Collateralized mortgage obligations
   and mortgage-backed securities       217,575     4,449   1,246       220,778
 State and municipal obligations         28,318     1,387     159        29,546
 Corporate debt securities                1,913        27       -         1,940
 Other debt securities                      399        13       -           412
 Equity securities                       11,488        18       -        11,506
   Total securities held to maturity   $326,218    $7,089   $1,610      $331,697

  Included in equity securities at December 31, 1993, are Federal Home Loan Bank and Federal Reserve Bank stock of $4,572,000 and $1,176,000, respectively. At December 31, 1992, these stock investments were $4,399,000 and $1,156,000, respectively.
  The amortized cost and approximate market value of debt securities at December 31, 1993, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed obligations generally have contractual maturities in excess of ten years, but shorter expected maturities as a result of prepayments.

                                       Securities Held          Securities
                                         to Maturity        Available for Sale
                                    Amortized    Market    Amortized     Market
 In thousands                          Cost       Value       Cost       Value
 Due in one year or less               $14,730    $14,902     $14,507    $14,633
 Due after on year
   through five years                   45,170     45,895      74,607     75,060
 Due after five years
   through ten years                    29,170     29,962      33,910     33,985
 Due after ten years                    10,882     11,467           -          -
                                        99,952    102,226     123,024    123,678
 Collateralized mortgage
obligations
   and mortgage-backed securities       45,660     46,705     104,633    105,273
                                      $145,612   $148,931    $227,657   $228,951

   Securities  with  a  par  value,  which  approximates  carrying   value,   of
approximately  $147,174,000  and $125,225,000 at December  31,  1993  and  1992,
respectively, were pledged to secure public funds, trust funds and for other purposes.
  Gross gains of $1,236,000, $1,086,000, and $254,000 and gross losses of $87,000, $196,000, and $50,000 were realized on sales of securities in 1993, 1992, and 1991, respectively.


(7) Loans
The company grants commercial loans, real estate loans, consumer loans and lease financing to customers primarily in the immediate market areas of its subsidiaries in western and eastern Kentucky and middle Tennessee. The composition of loans at December 31, 1993 and 1992 follows:

 In thousands                                               1993           1992
 Commercial                                             $247,762       $189,572
 Real estate construction                                 44,705         28,828
 Real estate mortgage                                    511,262        389,375
 Agricultural                                             32,969         37,061
 Consumer                                                144,758        115,605
 Other                                                    28,922         22,791
 Unearned income                                         (3,582)        (2,386)
    Loans net of unearned income                      $1,006,796       $780,846

 The principal balance of nonaccrual and restructured loans at December 31, 1993 and 1992 was $6,725,000 and $4,529,000, respectively. The interest that would have been recorded if all such loans were on a current status in accordance with their original terms was approximately $452,000 in 1993, $505,000 in 1992 and $854,000 in 1991. The amount of interest income that was recorded for such loans was approximately $37,000 in 1993, $134,000 in 1992 and $526,000 in 1991.
 Loans to executive officers and directors and their associates, including loans to affiliated companies for which these individuals are principal owners, amounted to approximately $27,234,000 at December 31, 1993 and $23,278,000 at December 31, 1992. During 1993, new loans of $22,018,000 were made and repayments of $16,491,000 were received. Other changes include increases for changes in executive officers and directors of $5,338,000 and decreases related to participations sold of $6,909,000. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for other customers.
 An analysis of the changes in the allowance for loan losses follows:

 In thousands                                     1993         1992        1991

 Balance at January 1                           $9,596       $7,700      $7,183
   Provision for loan losses                     2,794        2,618       2,242
   Balance of allowance for loan losses
     of acquired subsidiaries                    2,433        1,016           -
   Loans charged off                           (3,446)      (2,499)     (2,437)
   Recoveries of loans previously charged        1,128          761         712
off
   Net charge-offs                             (2,318)      (1,738)     (1,725)
 Balance at December 31                        $12,505       $9,596      $7,700

During 1993 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan ("SFAS 114"). This statement must be adopted on a prospective basis by January 1995. SFAS 114 requires that impaired loans be measured at the present value of expected future cash flows, discounted at the loan's effective interest rate, at the loan's observable market price, or at the fair value of the collateral if the loan is collateral dependent. The company is currently evaluating when and how it will adopt SFAS 114, as well as its possible financial impact on the company.


(8) Premises and Equipment
A summary of premises and equipment at December 31, 1993 and 1992, follows:

 In thousands                                               1993           1992
 Land and improvements                                    $5,703         $5,075
 Buildings and improvements                               31,591         23,271
 Furniture and equipment                                  23,918         17,008
                                                          61,212         45,354
 Less accumulated depreciation and amortization           27,819         17,932
    Total premises and equipment                         $33,393        $27,422


(9) Long-Term Debt and Other Borrowings
Long-term debt consisted of the following at December 31, 1993 and 1992:

 In thousands                                               1993           1992
 7.25% Subordinated Notes; due September 15,
   2003; interest payable quarterly                      $33,000             $-
 Advance form the Federal Home Loan Bank;
   due May 9, 1994; interest at 4.50%,
   payable monthly                                        10,000         10,000
 Employee Stock Ownership Plan (ESOP) note
   payable to bank; due July 31, 1994; interest at
   the lender's base rate, payable quarterly               3,106          2,957
 Secured note payable to bank; due May 1998;
   interest at 6.7%, principal and interest payable
   quarterly                                               2,818              -
 Subordinated debentures; due December 2009;
   interest at 10%                                             -          2,348
 Secured note payable to bank; due September 1995;
   interest at the prime rate, principal payable
   quarterly, interest payable monthly                         -            139
 Secured note payable to bank; due September 1995;
   interest at the prime rate, principal payable
   annually, interest payable quarterly                        -          1,021
 Unsecured note; due 1994; interest at 6-5/8%,
   payable annually                                           42             81
 Debentures payable; due January 2000; interest
   at the prime rate, payable quarterly                    3,790          3,790
 Unsecured demand notes; interest at the
   prime rate, payable quarterly                             706            706
 Employee Stock Ownership Plan (ESOP) note
   payable to bank; due July 31, 1996; interest at
   82.5% of the prime rate, principal and interest
   payable quarterly                                         755            915
    Total long-term debt                                 $54,217        $21,957

  Short-term borrowings, other than federal funds purchased and repurchase agreements, consisted of the following at December 31, 1993 and 1992:

 In thousands                                               1993           1992
 Advance form the Federal Home Loan Bank;
   due January 20, 1994; interest at 3.45%,
   payable monthly                                       $15,000             $-
 Operating line of credit; due July 31, 1994;
   interest at the lender's base rate, payable
   quarterly                                                   -            600
    Total other short-term borrowings                    $15,000           $600

   The prime interest rate and base rate associated with certain of the above obligations was 6.0% at December 31, 1993 and 1992.
  The company has a $3,000,000 unsecured operating line of credit with an unaffiliated bank, with an outstanding balance of $600,000 at December 31, 1992. The line was not in use at December 31, 1993. This obligation has the same restrictive covenants as the ESOP loan due July 31, 1994, as described below.
  The advances from the Federal Home Loan Bank are collateralized by the company's Federal Home Loan Bank stock and certain first mortgage loans in the approximate amount of 150% of the debt.
  The ESOP note payable due July 31, 1994 is guaranteed by the company and enables the ESOP to borrow up to $4.0 million. The related loan agreement has a number of restrictive covenants, including maintaining capital levels of the company, the banks and savings banks at least at the minimum levels required by applicable regulatory agencies; maintaining the company's risk-weighted capital ratio, as defined, at not less than 9.25%; maintaining the company's leverage ratio, as defined, at not less than 5.25%; maintaining the company's annualized return on assets at the date of financial reports required by regulations at no less than .50%; maintaining nonperforming loans, as defined, at less than 2.50% of gross loans at the date of required financial reports; and maintaining on a consolidated basis an allowance for loan losses of at least .75% of gross loans. The ESOP note payable due July 31, 1996 is also guaranteed by the company. The loan obligations of the ESOP are recorded on the consolidated balance sheet with a corresponding amount recorded as a reduction of the company's shareholders' equity. Both the loan obligation and the reduction of shareholders' equity will be reduced by the amount of any loan repayments made by the ESOP.
  Principal payments required for the years 1993 through 1998 on long-term debt at December 31, 1993, are as follows:

   Year ending
   December 31                                                     In thousands
      1994                                                              $13,868
      1995                                                                1,280
      1996                                                                1,375
      1997                                                                1,270
      1998                                                                1,678

(10) Shareholders' Equity
Common Stock
  The company has stock option plans which permit options to be granted for a maximum of 432,889 shares of common stock of the company. Under the terms of the plans, options with ten-year terms may be granted to certain key employees to purchase common stock at not less than fair value of the common stock at the date of grant. A summary of share data related to the option plan, adjusted for stock splits, follows:

                                                      Number      Option price
                                                     of shares      per share
 Options outstanding December 31, 1990                   107,103   $4.55-$9.375
 Granted                                                 123,733    $8.16-11.53
 Terminated or canceled                                  (5,779)              -
 Options outstanding December 31, 1991                   225,057   $4.55-$11.53
 Granted                                                  11,236          $6.13
 Exercised                                               (2,522)   $8.44-$9.375
 Terminated or canceled                                 (43,144)              -
 Options outstanding December 31, 1992                   190,627   $4.55-$11.53
 Granted                                                  79,673         $16.00
 Exercised                                               (8,577)    $6.13-$8.16
 Terminated or canceled                                  (7,890)              -
 Options outstanding December 31, 1993                   253,833   $4.55-$16.00

Of the options outstanding, 84,668 were exercisable as of December 31, 1993.
  The company's Employee Stock Ownership Plan is described in Note 13 to the consolidated financial statements.

Preferred Stock and Rights Plan
  During 1992, the company's Articles of Incorporation were amended to eliminate two series of Class A Preferred Stock, designated the 1988 and 1990 Series, and to authorize the issue of 5,000,000 shares of Class B Preferred Stock, Series 1992. Series 1992 Class B Preferred Stock is issuable in connection with the company's Rights Plan and carries the right to cumulative annual dividends of $6.00 per share or 133 times dividends per common share (subject to adjustment), whichever is greater.
  FGC has authorized, issued and outstanding two classes of preferred stock, Class A and Class B. Each share of preferred stock is subject to redemption and may, at the option of FGC on any dividend payment date after January 20, 1993, be called and retired at par value. At December 31, 1993 and 1992, the were no dividends in arrears on preferred stock.
  On January 20, 1992, the company's Board of Directors adopted a Shareholder Rights Plan. Under the plan, the Board declared a dividend of one right (adjusted to 3/4 of a right by virtue of the four-for-three stock split effected December 18, 1992) for each outstanding share of common stock. In addition, the company will issue one right with respect to each share of common stock issued subsequent to that date. Each right, when and if it becomes exercisable, will entitle the registered holder to purchase from the company 1/100 of a share of Series 1992 Preferred Stock, subject to adjustment, at an exercise price of $45. The description and terms of the rights are set forth in a Rights Agreement, dated as of January 20, 1992, between the company and Chemical Bank, as Rights Agent. The Board may redeem the rights in whole, but not in part, at a price of $.01 per right.
  The rights become exercisable only if a person or group acquires, or obtains the right to acquire, beneficial ownership of 15% or more of the company's outstanding common stock, the Board determines that a beneficial owner of at least 10% of the company's outstanding common stock has a detrimental effect on the company or its shareholders, or a tender or exchange offer is commenced for 25% or more of the outstanding common stock.
 After the rights become exercisable, if any person becomes the beneficial owner of more than 15% of the outstanding common stock, or the Board determines that a beneficial owner of at least 10% of the company's outstanding common stock has a detrimental effect on the company or its shareholders, then the rights will entitle each holder of a right to purchase, for the exercise price, the number of shares of preferred stock which at the time of the transaction would have a market value twice the exercise price.


(11) Dividend Restrictions
  Payment of dividends by the company's subsidiaries is restricted by national and state banking and thrift laws and regulations. Also, certain notes payable described in note 9 include restrictive covenants related to the maintenance of minimum capital ratios by the banks and savings banks, which effectively restrict the payment of dividends. At December 31, 1993, retained earnings of the company's subsidiaries were approximately $47.8 million, of which approximately $20.8 million is available as of January 1, 1994 for the payment of dividends under the most restrictive of the above restrictions.
 Certain notes payable described in note 9 include restrictive covenants related to the maintenance of minimum capital ratios, which effectively restrict the payment of dividends by the company. Also, minimum regulatory capital requirements effectively limit the payment of dividends. At December 31, 1993, the most restrictive of the covenants limited the payment of dividends by the company to approximately $20.3 million.
  In connection with the conversion of Citizens from a mutual savings bank to a stock savings bank, Citizens established a liquidation account equal to its retained earnings (approximately $1,750,000) as of the date of the latest consolidated balance sheet used in the final conversion offering circular. In the event of future liquidation of Citizens, and only in such event, an eligible deposit account holder who continues to maintain his deposit account shall be entitled to receive a distribution from the liquidation account, in the proportionate amount of the adjusted balance from deposit accounts held at that time, before any liquidation distributions may be made with respect to capital stock. No dividends may be paid to stockholders if such dividends reduce the retained earnings of Citizens below the amount required for the liquidation account.
  Citizens entered into a supervisory agreement with the Office of Thrift Supervision ("OTS") dated September 13, 1991. Citizens complied with the provisions of the agreement and on November 19, 1993, the OTS released Citizens from the agreement.

(12) Income Taxes
  As discussed in note 1, the company adopted in 1993 Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. The cumulative effect of this change in accounting for income taxes, determined as of January 1, 1993, was an increase in net income of $296,000 and is reported separately in the consolidated statement of income for 1993. Financial statements for prior years have not been restated to apply the provisions of Statement 109.
  Prior purchase business combinations were adjusted to reflect the implementa tion of Statement 109, however the impact these adjustments was not significant and is included in income from continuing operations.
  Total income tax expense for the year ended December 31, 1993 was allocated as follows:

 In thousands
 Income from continuing operations                                        $6,223
 Shareholders' equity, for unrealized net
   gain on securities available for sale                                     455
                                                                          $6,678

 The components of income tax expense (benefit) were as follows:

 In thousands                                     1993         1992        1991
 Current                                        $6,745       $6,552      $3,141
 Deferred                                         (522)        (152)        (58)
                                                $6,223       $6,400      $3,083

  An analysis of the differences between the effective tax rates and the statutory U.S. federal income tax rate is as follows:

                                                  1993         1992        1991
 U.S. federal income tax rate                   35.0 %       34.0 %      34.0 %
 Changes from the statutory rate:
   Tax exempt investment income                 (4.5)%       (4.0)%      (8.2)%
   Amortization of goodwill                      0.8 %        0.7 %       1.3 %
   Purchase accounting differences               0.0 %       (0.1)%       0.3 %
   State income taxes, net of
     federal tax benefit                         1.0 %        1.1 %       0.4 %
   Statutory bad debt deduction                  0.0 %       (0.6)%       0.5 %
   Surtax exemption                             (0.5)%        0.0 %       0.0 %
   Other, net                                   (0.6)%        1.1 %       0.6 %
                                                31.2 %       32.2 %      28.9 %

 The sources of timing differences and the resulting deferred income tax expense (benefit) for 1992 and 1991, follows:

 In thousands                                                   1992        1991
 Loan loss provision in excess of
   amount allowed for tax purposes                            $(308)      $(218)
 Tax gains on sales of loans                                    (80)           -
 Loan fees                                                     (101)           -
 Other, net                                                      337         160
                                                              $(152)       $(58)

 The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1993, are presented below:

 In thousands
 Deferred tax assets:
 Allowance for loan losses                                                $2,410
 Deferred compensation                                                       301
 Differences due to purchase accounting
   adjustments related to the following:
     Accrued expenses                                                        545
     Mortgage servicing                                                      179
     Other                                                                    79
       Total gross deferred tax assets                                     3,514
       Less valuation allowance                                            (108)
       Net deferred tax asset                                              3,406

 Deferred tax liabilities:
 Differences due to purchase accounting
   adjustments related to the following:
     Investments and other assets                                            916
     Premises and equipment                                                  422
     FHLB stock                                                              449
 Amortization of intangibles                                                  99
 Deferred loan fees                                                          509
 Depreciation                                                                209
 Investment securities                                                       279
 Other                                                                        71
       Total deferred tax liabilities                                      2,954
       Net deferred tax asset                                               $452

  Cumulative net deferred income tax assets were $452,000 at December 31, 1993 and $382,000 at December 31, 1992.
  Shareholder's  equity  of  the savings banks at December  31,  1993  and  1992 includes approximately $4,501,000 and $5,086,000 respectively, for which no deferred federal income tax liability has been recognized. These amounts represent an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carrying back net operating losses to prior years may create income for tax purposes only, which would be subject to the then current corporate income tax rate.


(13) Employee Benefit Plans
  The company has an employee stock ownership plan ("ESOP") under which the company and its subsidiaries will contribute to the ESOP an amount determined by the respective Boards of Directors at their discretion. The company recognized expenses related to the ESOP based on cash contributions, with such amounts exceeding the amount computed under the shares allocated method. The interest incurred on the ESOP note payable, the amount contributed by the company to the ESOP and the amount of dividends on ESOP shares used for debt service by the ESOP for 1993, 1992 and 1991 were as follows:

In thousands                                  1993      1992      1991
Interest incurred                             $236      $100      $ 96
Contributions                                  597       400       400
Dividends used for debt service                  6        67        44

  The company has a profit sharing plan qualified under Section 401(k) of the Internal Revenue Code. Under the amended profit sharing plan, the company and its subsidiaries will provide funds to match the contribution made by the participating employee up to a maximum of 4% of the employee's salary. Contribu tions in accordance with the profit sharing plan were approximately $360,000 in 1993, $214,000 in 1992, and $173,000 in 1991.
  KCB has a profit-sharing plan qualified under Section 401(k) of the Internal Revenue Code. Under the profit sharing plan, KCB provides funds to match the contributions made by the participating employees up to a maximum of 6% of the employee's salary. Contributions in accordance with the profit-sharing plan were approximately $31,000 in 1993, $29,000 in 1992, and $26,000 in 1991.
 Former full-time employees of Kentucky State Bank who meet certain requirements as to age and length of service are covered by a defined benefit pension plan. Pension expense for this plan was $2,000 in 1993, $14,000 in 1992, and $15,000 in 1991. The plan's funded status at December 31, 1993 was composed of plan assets of $503,000 and a projected benefit obligation of approximately $544,000.
  Full-time employees of KCB who meet certain requirements as to age and length of service are covered by a defined benefit pension plan. On May 31, 1993, KCB froze the plan, thereby eliminating the accrual of benefits for participants after that date, and KCB has expressed the intent to terminate the plan during 1994. The supplemental consolidated financial statements for 1993 include the recognition of the cost of curtailment of the plan for the freezing in 1993 ($45,000) and partial recognition of prior unrecognized loss in anticipation of plan termination ($309,000). Net pension expense for this plan was $367,000 in 1993, $58,000 in 1992, and $15,000 in 1991. The plan's funded status at December 31, 1993 was composed of plan assets of $1,080,000 and a projected benefit obligation of approximately $1,340,000.
  Full-time employees of Citizens who meet certain requirements as to age and length of service are covered by a defined benefit pension plan. Citizens is a member of the Financial Institutions Retirement Fund, which is a nonprofit pension trust through which the Federal Home Loan Bank, savings banks and similar institutions may cooperate in providing for the retirement of their employees. No contributions were required in 1993, 1992 or 1991.
  The company has no significant commitments to pay post-retirement or post-employment benefits other than as described above.
  Stock options granted to key employees are described in Note 10 to the supplemental consolidated financial statements.
  During 1993, AICPA Statement of Position ("SOP") 93-6, Employers' Accounting for Employee Stock Ownership Plans, was issued. The SOP will change the accounting for the company's ESOP once all unallocated shares held by the ESOP on December 31, 1992, are exhausted. Shares acquired after December 31, 1992, will also be subject to the accounting prescribed in the SOP. The changes include recognition of compensation cost, accounting for dividends on allocated and unallocated shares, and the inclusion of committed shares in earnings per share computations. The company is currently reviewing the SOP to determine the potential impact it will have on its consolidated financial statements.


(14) Commitments and Contingent Liabilities
Off-Balance-Sheet Financial Instruments
   The company's consolidated financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business to meet the financing needs of customers. These include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit, interest rate and liquidity risk in excess of the amount recognized in the consolidated balance sheet. The extent of the company's involvement in various commitments is expressed by the contract amount of such instruments.
   Commitments to extend credit, which amounted to $201,634,000 at December 31, 1993, and $205,729,000 at December 31, 1992, are agreements to lend to a customer as long as all conditions established in the contract are fulfilled. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitments do not necessarily represent future cash requirements. The company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based upon management's credit evaluation of the customer. Collateral varies but may include accounts receivable, inventory, property, plant, equipment, residential properties, income-producing commercial properties, marketable securities and interest-bearing time deposits.
   Standby letters of credit are conditional commitments issued by the company guaranteeing the performance of a customer to a third party. Those guarantees primarily consist of performance assurances made on behalf of customers who have a contractual commitment to produce or deliver goods or services. Most guarantees are for one year or less. The risk to the company arises from its obligation to make payment in the event of the customer's contractual default and is essentially the same as that involved in extending loan commitments to customers. The amount of collateral obtained, if deemed necessary, is based upon management's credit evaluation of the customer. Collateral held varies. The company had standby letters of credit outstanding totaling $33,776,000 and $29,432,000 at December 31, 1993 and 1992, respectively.
   Commercial letters of credit are short-term commitments generally used to finance a commercial contract for the shipment of goods from seller to buyer. At December 31, 1993, the company had $4,861,000 in commercial letters of credit outstanding.
   At year-end 1993, the company was not a party to any off-balance-sheet derivative contracts.
   With respect to mortgage loans sold to investors, such loans are generally sold with servicing rights retained, with only the normal legal representations and warranties regarding recourse to the company. Management believes that any liabilities which may result from such recourse provisions are not significant. Legal Proceedings
   As of December 31, 1993, there were various pending legal actions and proceedings against the company in which claims for damages are asserted. Management, after discussion with legal counsel, believes that the ultimate result of these legal actions and proceedings will not have a material adverse effect upon the consolidated financial statements of the company.


(15) Fair Value of Financial Instruments

The estimated fair values of the company's financial instruments are as follows:

                               December 31, 1993         December 31, 1992
In thousands                 Carrying         Fair       Carrying      Fair
                               Amount        Value         Amount     Value
Financial assets:
 Cash and short-term
   investments            $   101,758  $   101,758       $141,370  $141,370
 Securities                   385,648      388,967        378,143   384,995
 Loans                      1,039,469    1,050,353        796,247   804,995
Financial liabilities:
 Deposits                   1,376,227    1,382,549      1,222,050 1,225,848
 Federal funds purchased
   and repurchases             29,704       29,704         26,993    26,993
 Long-term debt and             other
   short-term borrowings       69,217       69,142         22,557    22,332

  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:
Cash, Short-Term Investments, Federal Funds Purchased and Repurchases
  For these short-term instruments, the financial statement carrying amount approximates fair value.
Securities
  The  fair  value of securities is estimated by discounting future  cash  flows using current rates at which investments would be made in similar instruments with similar credit ratings and equivalent remaining maturities.
Loans
 The fair value of loans is estimated by discounting the future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.
Deposits
  The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.
Long-term Debt and Other Short-term Borrowings
  Rates currently available to the company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt. Commitments to Extend Credit and Stand-By Letters of Credit
  The fair values of loan commitments and letters of credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The value of these financial instruments was not material at December 31, 1993 and 1992.
Limitations on Fair Value Reporting
 The fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instruments. Because no market exists for a significant portion of the company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
  The fair value estimates are based on financial instruments only. The company has not attempted to estimate the value of assets and liabilities not considered to be financial instruments, such as premises and equipment, the mortgage banking operation and the intangible value of its core deposits and branch system. Accordingly, the fair value estimates do not represent a fair value for the company as a whole.


(16) Parent Company Financial Statements
Condensed financial data for Trans Financial Bancorp, Inc. (parent company only) as of December 31, 1993 and 1992 and for the years ended December 31, 1993, 1992 and 1991 are as follows:

 Condensed Balance Sheets

 December 31 - In thousands                                 1993           1992
 Assets
 Cash on deposit with subsidiaries                       $15,977         $2,122
 Investment in subsidiaries                              136,055        108,326
 Other investments                                           342             48
 Other assets                                              4,974          2,802
    Total assets                                        $157,348       $113,298

 Liabilities and Shareholders' Equity
 Long-term debt and other notes payable                  $44,191        $12,476
 Other liabilities                                         1,121          1,416
 Shareholders' equity                                    112,036         99,406
    Total liabilities and shareholders' equity          $157,348       $113,298

 Condensed Statements of Income
 Years Ended December 31
 In thousands                                     1993         1992        1991
 Income
   Dividends from subsidiaries                 $12,675      $13,546      $9,398
   Other interest and dividends                    146           34          31
   Management fees from subsidiaries
     and other income                            4,620        4,359       3,016
   Total income                                 17,441       17,939      12,445
 Expenses
   Interest on long-term debt
     and other notes payable                     1,400          883       2,045
   Other expenses                                8,478        6,362       4,470
   Total expenses                                9,878        7,245       6,515
 Income before income tax benefit
   and equity in undistributed
   (distributions in excess of)
   earnings of subsidiaries                      7,563       10,694       5,930
 Federal income tax benefit                      1,661          774       1,004
 Income before equity in undistributed
   (distributions in excess of)
   earnings of subsidiaries                      9,224       11,468       6,934
 Equity in undistributed (distributions
   in excess of) earnings of subsidiaries        4,826        1,997         660
 Net income                                    $14,050      $13,465      $7,594

 Condensed Statements of Cash Flows
 Years Ended December 31
 In thousands                                     1993         1992        1991
 Cash flows from operating activities:
 Net income                                    $14,050      $13,465      $7,592
 Adjustments to reconcile net income to cash
   provided by operating activities:
     Amortization                                  526          663         669
     (Equity in undistributed) distributions in
       excess of earnings of subsidiaries      (4,826)      (1,997)       (660)
     Gain on sales of investments                    -        (119)           -
 Decrease (increase) in other assets           (2,351)        (508)         140
 Increase (decrease) in other liabilities        (102)           51         190
   Net cash provided by operating                7,297       11,555       7,931
activities

 Cash flows from investing activities:
 Investments in and acquisitions of           (22,716)     (23,077)     (5,209)
subsidiaries
 Net decrease (increase) in interest-bearing
   deposits with banks                               -          500       (100)
 Purchases of other investments                      -            -          79
 Proceeds from maturities and sales
   of other investments                              -        1,946        (49)
   Net cash provided by (used in)             (22,716)     (20,631)     (5,279)
investing activities

 Cash flows from financing activities:
 Proceeds from issuance of long-term debt       36,129        1,938       3,496
 Repayment of long-term debt and other         (4,542)      (4,716)    (12,057)
notes payable
 Proceeds from issuance of common stock          1,770       17,727      12,461
 Redemption of preferred stock                       -      (2,285)     (4,510)
 Dividends paid                                (4,083)      (3,467)     (1,896)
   Net cash provided by (used in)               29,274        9,197     (2,506)
financing activities
 Net increase in cash and cash equivalents      13,855          121         146
 Cash and cash equivalents at beginning of       2,122        2,001       1,855
year
 Cash and cash equivalents at end of year      $15,977       $2,122      $2,001

 Supplemental information:
   Cash paid for interest                       $1,402         $971      $2,122
   Non-cash transactions (note 2)               $(893)      $13,130      $1,725